EXHIBIT 10.6

PREFERRED STOCK REPURCHASE AND
FINANCIAL RESTRUCTURING AGREEMENT

This Preferred Stock Repurchase and Financial Restructuring Agreement (this “Agreement”) is entered into as of September 28, 2012, by and between ENVIRONMENTAL TECTONICS CORPORATION, a Pennsylvania corporation, with its principal place of business at 125 James Way, Southampton, Pennsylvania 18966, fax no. 215-357-4000 (the “Company”), and H.F. LENFEST, an individual residing in the Commonwealth of Pennsylvania, with offices at 200 Barr Harbor Drive, Suite 450, Conshohocken, Pennsylvania 19428 (“Lenfest”).

Recitals

A.            Lenfest owns (i) all of the issued and outstanding shares of Series D Convertible Preferred Stock of the Company, $0.05 par value per share, with a stated value of one thousand dollars ($1,000.00) per share (the “Series D Preferred Stock”), and (ii) all of the issued and outstanding shares of Series E Convertible Preferred Stock of the Company, $0.05 par value per share, with a stated value of one thousand dollars ($1,000.00) per share (the “Series E Preferred Stock”).

B.            Contemporaneously herewith, the Company and Lenfest are entering into a series of agreements with PNC Bank, National Association (“PNC”), pursuant to which (i) the Company’s existing revolving line of credit with PNC (the “Line of Credit”) will be reduced from $20,000,000 to $15,000,000 and the expiration date for the Line of Credit will be extended from June 30, 2013 to October 31, 2015, (ii) the Company will obtain from PNC a new $15,000,000 five-year term loan (the “Term Loan”), which Term Loan will be guaranteed by Lenfest only for the first 30 months of its term, (iii) the Line of Credit and the Term Loan will be secured by a first priority perfected security interest in all of the assets of the Company, including all real property owned by the Company, and (iv) all obligations of Lenfest to provide collateral to PNC in respect of the Line of Credit and the Term Loan will cease and PNC will release to Lenfest the approximately $10,000,000 of securities collateral that PNC is currently holding (collectively, the “PNC Debt Restructuring”).

C.            The Company desires to repurchase from Lenfest, and Lenfest desires to sell to the Company, certain shares of Series D Preferred Stock and Series E Preferred Stock held by Lenfest upon the terms and subject to the conditions set forth in this Agreement.

Terms of Agreement

NOW, THEREFORE, Lenfest and the Company, intending to be legally bound, agree as follows:

1.              Preferred Stock Repurchase.

(a)           Sale and Purchase.  On the terms and subject to the conditions set forth in this Agreement, effective as of the closing of the PNC Debt Restructuring (the “Effective Time”), the Company hereby agrees to purchase and accept from Lenfest, and Lenfest agrees to sell, transfer, convey and deliver to the Company, free and clear of all liens and other encumbrances, (i) 386 shares of Series D Preferred Stock, representing all of the Company’s issued and outstanding shares of Series D Preferred Stock, and (ii) 9,614 shares of Series E Preferred Stock, representing a portion of the Company’s issued and outstanding Series E Preferred Stock (collectively, the “Shares”).

(b)           Delivery of Shares.  At the Effective Time, Lenfest shall deliver to the Company original stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form and substance satisfactory to the Company.

2.             Preferred Stock Amendments.

(a)           Preferred Shareholder Consent at the Effective Time.  At the Effective Time, Lenfest shall, in his capacity as the sole holder of the Series D Preferred Stock and the Series E Preferred Stock, execute and deliver to the Company a written consent approving the PNC Debt Restructuring and the transactions contemplated by this Agreement, including the amendments described in Section 2(b).

(b)           Shareholder Meeting to Approve Preferred Stock Amendments.  The Company will take all steps necessary in accordance with applicable federal and state law and with its articles of incorporation and bylaws, to seek approval of the following actions by the Company’s holders of common stock, par value $0.05 per share (the “Common Stock”), at the next duly called and convened annual meeting of the holders of the Common Stock after the meeting currently scheduled for October 18, 2012 (which vote shall include the vote of the holders of the Series D Preferred Stock (if any) and the Series E Preferred Stock (if any) in accordance with the terms of such Preferred Stock) (the “Shareholder Meeting”):

(i)           an amendment to the Statement With Respect to Shares of Series D Convertible Preferred Stock of the Company which reduces the dividend rate on the Series D Preferred from 10% to 4%; and

(ii)           an amendment to the Statement With Respect to Shares of Series E Convertible Preferred Stock of the Company which reduces the dividend rate on the Series E Preferred from 10% to 4% (collectively, the “Preferred Stock Amendments”).

(c)           Lenfest Voting Agreement.  At the Shareholder Meeting, Lenfest agrees to vote, or cause to be voted, in favor of each Preferred Stock Amendment all securities of the Company that are owned by Lenfest (directly or indirectly) or over which Lenfest has voting control and that have rights to vote on the Preferred Stock Amendments, including (but not limited to) all shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock owned by (i) Lenfest, (ii) any entity controlled by Lenfest, and (iii) any trust of which Lenfest is trustee.  The foregoing voting agreement shall be binding on Lenfest’s heirs, personal representatives, successors and assigns.

(d)           Amendment Filings.  If the Preferred Stock Amendments are approved at the Shareholder Meeting, then, as soon as practicable following the Shareholder Meeting, the Company shall cause to be executed and filed with the Department of State of the Commonwealth of Pennsylvania, such amendments or other documents as may be necessary to give effect to the Preferred Stock Amendments (the “Amendment Filings”).

(e)           Dividends on Preferred Stock.

(i)           Notwithstanding that the Preferred Stock Amendments shall not yet have been approved by the holders of Common Stock at the Shareholder Meeting, Lenfest agrees that dividends shall accrue and be paid on the Series D Preferred Stock and the Series E Preferred Stock at the reduced rate of 4% (rather than 10%) per annum from the Effective Time through the date of the Amendment Filings (the “Provisional Dividend Period”), and, except as expressly provided in Section 2(e)(iii) below, Lenfest hereby waives all right to receive a full 10% dividend on the Series D Preferred Stock and the Series E Preferred Stock during the Provisional Dividend Period.

(ii)          If the Preferred Stock Amendments are approved at the Shareholder Meeting by the necessary vote of the holders of Common Stock, then no additional dividends shall accrue or be paid on the Series D Preferred Stock or the Series E Preferred Stock with respect to the Provisional Dividend Period.

(iii)         If the Preferred Stock Amendments are not approved at the Shareholder Meeting by the necessary vote of the holders of Common Stock, then the rate at which dividends shall accrue and be paid on the Series D Preferred Stock and the Series E Preferred Stock shall immediately revert to the previous rate of 10% per annum.  In such case, the Company shall, within sixty days after the date of the Shareholder Meeting, pay to Lenfest, in a lump sum, a supplemental dividend on the Series D Preferred Stock and the Series E Preferred Stock at the rate of 6% per annum for the number of days in the Provisional Dividend Period.

3.             Lenfest Credit Facility.

(a)           Payment of Remaining Amount Due.  At the Effective Time, the Company shall pay to Lenfest the amount of $417,220, in cash, representing payment in lieu of the shares of Series D Preferred Stock that would have been deliverable by the Company to Lenfest under Section 2.2(a) of that certain Secured Credit Facility and Warrant Purchase Agreement dated as of April 24, 2009, between the Company, as borrower, and Lenfest, as lender (the “2009 Loan Agreement”), with respect to the period from the most recent issuance of Series D Preferred Stock under Section 2.2(a) of the 2009 Loan Agreement through the Effective Time.  Lenfest hereby waives any right he may have to receive from the Company additional shares of Series D Preferred Stock or any other consideration under either Section 2.1(a) or Section 2.2(a) of the 2009 Loan Agreement.

(b)           Termination of Lenfest Credit Agreements.  Notwithstanding anything to the contrary therein, the Company and Lenfest hereby agree that the following agreements, as may have been amended from time to time (collectively, the “Lenfest Credit Agreements”), shall terminate and be of no further force or effect as of the Effective Time:

(i)           the 2009 Loan Agreement;

(ii)          that certain Security Agreement, dated February 18, 2009, by the Company in favor of Lenfest;

(iii)         that certain Security Agreement, dated April 24, 2009, among the Company, Entertainment Technology Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of the Company (“ETC Entertainment”), and Lenfest;

(iv)         that certain Guaranty, dated April 24, 2009, by ETC Entertainment in favor of Lenfest; and

(v)          that certain Amended and Restated Open-End Mortgage and Security Agreement, dated April 24, 2009, by the Company in favor of Lenfest, as filed with the Bucks County Recorder of Deeds (the “Mortgage”).

(c)           Surrender and Cancellation of Promissory Notes; Retention of Warrants.  At the Effective Time, Lenfest shall surrender to the Company for cancellation all promissory notes of the Company issued to Lenfest under or in connection with the 2009 Loan Agreement.  Nothing in this Agreement shall be construed to terminate any outstanding warrants of Lenfest, including without limitation, the warrants acquired by Lenfest pursuant to the 2009 Loan Agreement.

(d)           Termination of Security Interests.  Lenfest hereby authorizes the Company, from and after the Effective Time, to file or to cause to be filed such Uniform Commercial Code termination statements and other documents as may be necessary to terminate the security interests created under or in connection with the Lenfest Credit Agreements.

(e)           Discharge of Mortgage.  At the Effective Time, Lenfest shall execute and deliver to the Company a mortgage satisfaction piece suitable for filing with the Bucks County Recorder of Deeds to certify the discharge of the Mortgage.

(f)           Mutual Release.  As of the Effective Time, each party hereby releases the other party and such other party’s stockholders, directors, officers, employees, agents and all other related or affiliated persons, firms or entities (collectively, the “Released Persons”) of and from any claims, causes of action, demands, obligations, agreements, promises, liabilities, damages, costs and fees of any nature, known or unknown, arising out of or relating to the Lenfest Credit Agreements or the termination thereof (collectively, “Claims”), except for any Released Person’s obligations under this Agreement.  Each party hereby agrees never to sue any Released Person for or based upon any Claim released hereunder.

4.             Consideration.  In consideration of the transactions contemplated hereby and in consideration of Lenfest’s participation in the PNC Debt Restructuring, the Company shall pay to Lenfest at the Effective Time (in addition to the amount due under Section 3(a)) the sum of Ten Million Dollars ($10,000,000) in immediately available funds, by wire transfer of United States currency to an account or accounts designated by Lenfest in writing.

5.             Representations and Warranties.

(a)           Representations and Warranties of Lenfest.  Lenfest hereby represents and warrants to the Company as follows:

(i)           Lenfest is the owner of record of all right, title and interest, free and clear of all liens and other encumbrances, in and to the Shares.

(ii)          Lenfest has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(iii)         This Agreement and all other instruments or documents executed by Lenfest in connection herewith (A) have been duly executed by Lenfest and constitute the legal, valid and binding obligation of Lenfest, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and (B) do not violate or otherwise conflict with any injunction, judgment, order, decree, ruling or charge by any governmental authority that is binding on Lenfest.

(iv)         There is no agreement, commitment or understanding of any nature whatsoever to which Lenfest is a party that directly or indirectly provides any person other than Lenfest with the right to vote or control the disposition of the Shares.

(v)          Lenfest has, independently and without reliance on any valuation or projections by the Company or its management, and based on such documents and information as he has deemed appropriate, made his own appraisal of the financial condition and affairs of the Company and decision to enter into this Agreement.

(b)           Representations and Warranties of the Company.  The Company hereby represents and warrants to Lenfest as follows:

(i)           The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

(ii)          The Company has received approval from the Board of Directors of the Company to consummate the transactions contemplated hereby.

(iii)         The person signing this Agreement on behalf of the Company has all requisite power and authority to execute and deliver this Agreement in the name and on behalf of the Company.

(iv)         This Agreement and all other instruments or documents executed by the Company in connection herewith (A) have been duly executed by the Company, and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and (B) do not violate or otherwise conflict with any injunction, judgment, order, decree, ruling or charge by any governmental authority that is binding on the Company.

6.             Further Assurances.  Each party hereby agrees, following the Effective Time, without further consideration, to execute and deliver such other agreements, instruments and documents and to take such other actions as the other party or its counsel may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including to put the Company in possession of, and to vest in the Company, good and valid title to the Shares in accordance with this Agreement.

7.             Miscellaneous.

(a)           Survival of Representations and Covenants.  All of the representations and warranties in this Agreement and in any instruments executed and delivered in fulfillment of the requirements of this Agreement shall survive the consummation of the transactions contemplated hereby.  All covenants which by their terms are required to be performed following the Effective Time shall survive until performed in accordance with their terms.

(b)           Counsel.  This Agreement was prepared by counsel for the Company, and such counsel does not represent the interests of Lenfest, which may conflict with those of the Company.  Lenfest (i) understands and agrees that this Agreement contains legally binding provisions and has certain financial and tax consequences for Lenfest, (ii) has had the opportunity to consult with an independent lawyer regarding such provisions and consequences, and (iii) has either consulted such a lawyer or consciously decided not to consult such a lawyer.

(c)           Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Agreement.

(d)           Expenses.  The parties shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

(e)           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or sent by certified, registered or express mail, postage prepaid, to a party at its address set forth in the first paragraph of this Agreement.  Any such notice shall be deemed given upon receipt.  Any party may by notice given in accordance with this Section to the other party designate another address for receipt of notices hereunder.

(f)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(g)           Entire Agreement, Amendment; Waivers.  This Agreement constitutes the entire agreement between the Company and Lenfest with respect to the transaction contemplated hereby, supersedes all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof (other than that certain Amended and Restated Registration Rights Agreement, dated as of April 24, 2009, between the Company and Lenfest), and may be amended or modified only with the written consent of the Company and Lenfest.  A failure of any party hereto to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.

(h)           Severability.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement; provided, that the repurchase of the Shares under Section 1 and the termination of the Lenfest Credit Agreements under Section 3 are of the essence of this Agreement and shall not be severable.

(i)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

(j)           Waiver of Jury Trial.  EACH PARTY HEREBY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(k)           Counterparts.  This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement.

(l)           Variations in Pronouns.  All pronouns and any variations thereof used herein refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(m)           Interpretation.  All references herein to Sections, subsections and clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

(n)           Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows]

Execution

WITH THE INTENT TO BE LEGALLY BOUND HEREBY, the above terms and conditions are hereby agreed to and accepted as of the day and year first written above.

ENVIRONMENTAL TECTONICS CORPORATION

By:
Name:
Title:

H.F. LENFEST

The undersigned hereby execute and deliver this Agreement solely to evidence their consent to the termination of the Lenfest Credit Agreements to which they are party:

ENVIRONMENTAL TECTONICS CORPORATION

By:
Name:
Title:

ETC DELAWARE, INC.

By:
Name:
Title: